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                                                                   EXHIBIT 10.26


             SUMMARY OF COMPENSATORY ARRANGEMENTS WITH NON-EMPLOYEE DIRECTORS

CASH COMPENSATION

      Directors who are not employees of the Company are paid cash compensation as follows:

 TYPE OF FEE                  ROLE                 AMOUNT        FOR EACH
 -----------                  ----                 ------        --------
Annual          Board member                      $20,000     year of service
retainer
Attendance      Board member                       $2,000     board meeting
Attendance      Audit Committee Chair              $2,500     committee meeting
Attendance      Other Audit Committee members      $1,500     committee meeting
Attendance      Compensation Committee Chair       $1,500     committee meeting
Attendance      Other Compensation Committee         $750     committee meeting
                members
Attendance      Nominating and Corporate           $1,500     committee meeting
                Governance Committee Chair
Attendance      Other Nominating and Corporate       $750     committee meeting
                Governance Committee members

      Directors of MKS are reimbursed for expenses incurred in connection with their attendance at board meetings and committee meetings.

STOCK COMPENSATION

      Non-employee directors participate in the Company's Second Amended and Restated 1997 Director Stock Option Plan (the "1997 Director Plan"). Under this plan, non-employee directors receive options to purchase the Company's common stock as follows:

                                      NUMBER OF
   TYPE OF GRANT     DATE OF GRANT     SHARES           VESTING SCHEDULE
   -------------     -------------     ------           ----------------
Initial Option      Date of initial    20,000    vests in 12 equal quarterly
Grant               election to                  installments over a
                    board                        three-year period

Annual*             Date of each       12,000    Fully vests on the day prior
                    Annual Meeting               to the first annual meeting
                    of Shareholders              of shareholders following the
                                                 date of grant (or if no such
                                                 meeting is held within 13
                                                 months after the date of grant,
                                                 on the 13 month anniversary of
                                                 the date of grant)


----------------
* A Non-Employee Director is eligible to receive annual grants if the director has been in office for at least six months prior to the date of the respective annual meeting of shareholders.
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      The exercise price of all options granted under the 1997 Director Plan is equal to the fair market value of the Common Stock on the date of grant. Options granted under the 1997 Director Plan terminate upon the earlier of (i) 10 years after the grant date and (ii) with respect to options granted prior to May 17, 2000, three months after the optionee ceases to be a director of MKS, or, with respect to options granted on or after May 17, 2000, three years after the optionee ceases to be a director of MKS. In the event of a change in control of MKS, the vesting of all options then outstanding would be accelerated in full and any restrictions on exercising outstanding options would terminate.